UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    January 17, 2007

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2007, Cisco Systems, Inc. (“Cisco”) appointed Brian L. Halla, Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation, to its Board of Directors (the “Board”). It has not yet been determined on which Board committees Mr. Halla will serve.

In connection with his service as a director, Mr. Halla will receive Cisco’s standard non-employee director cash and equity compensation. Mr. Halla will receive a pro rata portion of the $75,000 annual retainer for his service through the remaining portion of the year ending at Cisco’s 2007 annual meeting of shareholders. Once appointed to serve on any committees of the Board, he also would receive fees of $2,000 per committee meeting attended. In connection with his appointment, Mr. Halla automatically will receive an initial non-employee director stock option grant for 50,000 shares under the 2005 Stock Incentive Plan (the “2005 Plan”) pursuant to the Board’s equity grant policy for non-employee directors. Pursuant to this policy, because Mr. Halla’s appointment occurred during a closed trading window of Cisco, the automatic grant date for the option will be the date of the next regularly scheduled meeting of the Compensation & Management Development Committee of the Board during an open trading window of Cisco at which that committee grants equity awards, which is currently scheduled for February 12, 2007. The option will have an exercise price equal to the closing selling price per share of common stock on the grant date, will have a term of nine years, subject to earlier termination following Mr. Halla’s cessation of board service, and will be immediately exercisable in full. The shares subject to this option will vest in four equal annual installments upon the completion of each year of board service measured from the grant date, and will vest in full immediately upon certain changes in control or ownership of Cisco or upon Mr. Halla’s death or disability while a member of the Board.

On the date of his appointment, Mr. Halla and Cisco entered into Cisco’s standard form of director Indemnification Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, Cisco has agreed to hold harmless and indemnify Mr. Halla to the fullest extent authorized by Cisco’s articles of incorporation and California law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.8 to Cisco’s Form 10-K filed on September 20, 2004 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: January 19, 2007	By:	/s/ Jonathan Chadwick
	Name:	Jonathan Chadwick
	Title:	Vice President, Corporate Controller and Principal Accounting Officer